Exhibit 8.1

SUBSIDIARIES OF THE REGISTRANT
AETERNA ZENTARIS INC.

	Aeterna Zentaris Inc. (Canada)

100%		100%

Aeterna Zentaris GmbH (Germany)		Aeterna Zentaris, Inc. (Delaware)

100%

Zentaris IVF GmbH (Germany)